Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees
First Union Real Estate Equity and Mortgage Investments:

We consent to the incorporation by reference in the registration statement No. 333-90107 on Form S-8 of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. of our reports dated March 4, 2004, except for the effects of the discontinued operations described in notes 2, 8, and 18 which are as of March 16, 2005, with respect to the combined balance sheet of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. as of December 31, 2003 and the related combined statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in the December 31, 2004, annual report on Form 10-K of First Union Real Estate Equity and Mortgage Investments.


                                                  /s/ KPMG LLP

New York, New York
March 16, 2005